                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-58300, 33-47530 and 333-4530 and 333-38981 of Unitrin, Inc., on Form S-8 of our report dated June 28, 1999, relating to the statements of net assets available for plan benefits of Unitrin 401K Savings Plan ("Plan") as of December 31, 1998 and 1997, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.




                         /s/  KPMG LLP

Chicago, Illinois
June 28, 1999